                                                                    Exhibit 1(c)

                                 June____, 2000


SALOMON SMITH BARNEY INC.
390 Greenwich Ave., 4th Floor
New York, NY 10013

CHASE SECURITIES INC.
270 Park Avenue
New York, New York 10017

CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue
New York, New York 10010

GOLDMAN, SACHS & CO.
85 Broad Street
New York, New York 10004

J.P. MORGAN SECURITIES INC.
60 Wall Street
New York, New York 10260-0060


Ladies and Gentlemen:

         Pursuant to an action by authorized officers of KeyCorp dated as of ____, 2000 and as reflected by the Prospectus and Prospectus Supplement thereto dated___, 2000 (see attached) which amend the Prospectus and Prospectus Supplement thereto dated September 13, 1996, you are hereby notified that the Distribution Agreement dated September 13, 1996 has been amended on account of a limitation on the amount of Senior Medium-Term Notes Series D and Subordinated Medium-Term Notes Series C that can be issued. The amendments are as follows:

         (i) There are established two new series of Debt Securities, Senior Medium-Term Notes, Series E, and Subordinated Medium-Term Notes, Series D, Due Nine Months or More From the Date of Issue. The aggregate principal amount of such series is unlimited;

         (ii) The term Notes as defined in the Distribution Agreement shall mean the Senior Medium-Term Notes, Series E, and Subordinated Medium-Term Notes, Series D, Due Nine Months or More From the Date of Issue;

         (iii) Section 3 of the Distribution Agreement is hereby amended to read as follows:

                  COMMENCEMENT DATE. The documents required to be delivered pursuant to section 6 of the Distribution Agreement on the Commencement Date (as defined below) or as a condition precedent to your obligation to begin soliciting offers to purchase Notes as agent of the Company shall be delivered to the Agents at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 11:00 A.M., New York City time, on _____________, 2000, which date and time of such delivery may be postponed by agreement between the Agents and the Company but in no event shall be later than the day prior to the date on which solicitation of offers to purchase Notes is commenced or the first date on which the Company accepts an offer by any Agent to purchase Notes as principal (such time and date being referred to in the Distribution Agreement as the "Commencement Date");

         (iv) The aggregate initial offering price of its Senior Medium-Term, Series E, and its Subordinated Medium-Term Notes, Series D, to be sold pursuant to Registration Statement No. 333-10577, is limited to $561,500,000; and

         (iv) The minimum denominations of the Notes to be offered is reduced from $100,000 to $1,000.

         Except as expressly amended hereby, each provision of the Distribution Agreement shall remain in full force and effect. Capitalized terms used herein have the meaning specified therefor in the Distribution Agreement.

                                     Very truly yours,

                                     KeyCorp

                                     By:
                                         --------------------------
                                         Name:
                                         Title:

Acknowledged by:

Salomon Smith Barney Inc.

By:
    ------------------------------
         Name:
         Title:

Chase Securities Inc.

By:
    ------------------------------
         Name:
         Title:

Credit Suisse First Boston Corporation

By:
    ------------------------------
         Name:
         Title:

 .--------------------------
(Goldman, Sachs & Co.)

J.P. Morgan Securities Inc.

By:
    ------------------------------
         Name:
         Title: